EARLYBIRDCAPITAL, INC.
                         275 MADISON AVENUE, SUITE 1203
                            NEW YORK, NEW YORK 10016

                                                        February 23, 2005


VIA EDGAR AND TELECOPY
Mr. John D. Reynolds
United States Securities and
   Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549

       RE: ARDENT ACQUISITION CORPORATION (THE "COMPANY")
           REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED DECEMBER 6, 2004 (FILE NO. 333-121028) ( THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

                  In accordance with the provisions of Rule 460 under the Securities Act of 1933, the undersigned, as representative of the underwriters of the proposed offering of securities of Ardent Acquisition Corporation, hereby advises that copies of the Preliminary Prospectus, dated December 6, 2004, were distributed on or about December 30, 2004, as follows:

                     324 to individual investors;

                     3,089 to NASD members (which included 12 prospective underwriters and selected dealers); and

                     375 to institutions.

                  The undersigned has been informed by the participating dealers that, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, copies of the Preliminary Prospectus, dated December 6, 2004, have been distributed to all persons to whom it is expected that confirmations of sale will be sent; and we have likewise so distributed copies to all customers of ours. We have adequate equity to underwrite a "firm commitment" offering.

                                        Very truly yours,

                                        EARLYBIRDCAPITAL, INC.



                                        By: /s/ STEVEN LEVINE
                                            -----------------
                                            Steven Levine
                                            Managing Director

                         ARDENT ACQUISITION CORPORATION
                                1415 KELLUM PLACE
                                    SUITE 205
                           GARDEN CITY, NEW YORK 11530

                                February 23, 2005



VIA EDGAR AND TELECOPY (202) 942-9516
Mr. John D. Reynolds
United States Securities and
   Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549

RE:      ARDENT ACQUISITION CORPORATION (THE "COMPANY")
         REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED DECEMBER 6, 2004 (FILE NO. 333-121028) (THE "REGISTRATION STATEMENT")

Dear Mr. Reynolds:

         The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 10:00 A.M., Thursday, February 24, 2005, or as soon thereafter as practicable.

                                        Very truly yours,

                                        ARDENT ACQUISITION CORPORATION



                                        By: /s/ BARRY J. GORDON
                                            -------------------
                                            Barry J. Gordon
                                            Chairman

                             EARLYBIRDCAPITAL, INC.
                         275 MADISON AVENUE, SUITE 1203
                            NEW YORK, NEW YORK 10016

                                                        February 23, 2005

VIA EDGAR AND TELECOPY - 202-942-9516
Mr. John Reynolds
Unites States Securities and
  Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549-0405

      RE:  ARDENT ACQUISITION CORPORATION (THE "COMPANY")
           REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED DECEMBER 6, 2004 (FILE NO. 333-121028) ( THE "REGISTRATION STATEMENT")

Dear Mr. Reynolds:

         In connection with the Registration Statement on Form S-1 of Ardent Acquisition Corporation, the undersigned, which is acting as the representative of the underwriters of the offering, hereby requests acceleration of the effective date and time of the Registration Statement to 10:00 A.M., Thursday, February 24, 2005 or as soon thereafter as practicable, pursuant to Rule 461 of the Securities Act of 1933.

                                        Very truly yours,

                                        EARLYBIRDCAPITAL, INC.


                                        By:  /s/ STEVEN LEVINE
                                             -----------------
                                                 Steven Levine
                                                 Managing Director